                                                                   EXHIBIT 10.38


                        TITLE PLANT MAINTENANCE AGREEMENT

This TITLE PLANT MAINTENANCE AGREEMENT (this "Agreement") dated as of March 4, 2005 is entered into between PROPERTY INSIGHT, LLC, a California limited liability company with its principal place of business at 601 Riverside Avenue, Jacksonville, FL 32204 ("PI"); SECURITY UNION TITLE INSURANCE COMPANY, a California-domiciled title insurance company with its principal place of business at 4050 Calle Real, Santa Barbara, CA 93110 ("SUTIC"); CHICAGO TITLE INSURANCE COMPANY, a Missouri-domiciled title insurance company with its principal place of business at 171 North Clark Street, 8th Floor, Chicago, IL 60601-3294 ("CTIC"); and TICOR TITLE INSURANCE COMPANY, a California-domiciled title insurance company with its principal place of business at 4050 Calle Real, Santa Barbara, CA 93110 ("Ticor"; together with SUTIC and CTIC, each a "Company" and collectively, the "Companies").

                                   WITNESSETH:

     WHEREAS, each of the Companies is a direct or indirect subsidiary of Fidelity National Financial, Inc., a Delaware corporation ("FNF"); and

     WHEREAS, each of the Companies is engaged in the title insurance business, including searching and examining titles to real property, and issuing or causing to be issued policies of title insurance insuring interests in real property; and

     WHEREAS, in connection with its respective business, each of the Companies is the owner of one or more 'title plants', with each title plant consisting of a collection of data, images, and/or indices, including indices of land records and copies of Official Records and other materials and databases, relating to a particular geographic area; and

     WHEREAS, certain of the title plants owned by each of the Companies is more particularly described on the applicable schedule relating to such title plant attached to EXHIBIT B (with respect to each Company, such Company's "Title Plants", and collectively the "FNF Title Plants"); and

     WHEREAS, the Companies desire to retain PI to provide the management, maintenance and updating services (as more fully described below and in the schedules to EXHIBIT B) for each of the FNF Title Plants, and PI is willing to provide such services, subject to the terms and conditions set forth herein, as of the Effective Date (as defined in Section 10.12); and

     WHEREAS, simultaneous with the effectiveness of this Agreement, PI will also enter into a Master Title Plant Access Agreement (the "Title Plant Access Agreement") with Rocky Mountain Support Services, Inc., an Arizona corporation with its principal place of business at 601 Riverside Avenue, Jacksonville, FL 32204 ("RMSS") and a direct or indirect subsidiary of FNF, pursuant to which RMSS will obtain access from PI to the updated FNF Title Plants, on behalf of the Companies as well as other direct or indirect subsidiaries of FNF who are not owners of any FNF Title Plants but who desire access to one or more of the FNF Title Plants from time to time (collectively, the "FNF Affiliates"); and

     WHEREAS, also simultaneous with the effectiveness of this Agreement, RMSS will enter into a Cost Sharing Agreement with the FNF Affiliates (including the Companies), pursuant to which RMSS will distribute the costs and fees charged by PI to RMSS for the title plant access of each of the FNF Affiliates under the Title Plant Access Agreement, with each FNF Affiliate's share to be based on its title plant access and usage; and

     WHEREAS, as permitted by the terms and conditions of this Agreement, it is anticipated that from time to time PI will enter into title plant access agreements with third parties who desire to access one or more of the FNF Title Plants (including competitors of the Companies); and

     WHEREAS, PI is a direct or indirect subsidiary of Fidelity National Information Services, a Delaware corporation ("FNIS");

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I.
                 RETENTION FOR UPDATING AND MAINTENANCE SERVICES

     Section 1.01 Retention of PI. As of the Effective Date, each of the Companies hereby retains PI to provide to such Company the services described in
Section 2.01 (the "Services") for its respective Title Plants that are described in EXHIBIT B; and PI hereby accepts such retention as to each Company and each of the FNF Title Plants that are described in EXHIBIT B, all in accordance with the terms and conditions of this Agreement. Without limiting the foregoing, the parties acknowledge that PI may use employees, independent contractors or consultants to provide the Services.

                                   ARTICLE II.
                                  THE SERVICES

     Section 2.01 PI Services. During the term of this Agreement, and subject to the terms and conditions hereof, PI shall provide (or cause to be provided) all of the services described in this Section 2.01.

     (a) Updating, Purging and Maintaining the Title Plants. After receiving from each Company all of the FNF Title Plants as updated, purged and maintained up to the Effective Date (as to each of the FNF Title Plants, a "Base Title Plant" and collectively the "Base FNF Title Plants") as contemplated by Section 2.03(b), PI shall periodically update and purge each of the Base FNF Title Plants in accordance with the specifications and the frequency and procedural requirements set forth on the applicable schedule for such Title Plant included in EXHIBIT B. Each of the Base FNF Title Plants shall be sorted, stored, filed and maintained in the format specified for such Base Title Plant on the applicable Title Plant schedule to EXHIBIT B. PI shall extract pertinent information from the public records and add such pertinent information to each Base Title Plant, and purge outdated or irrelevant information, all in accordance with the specifications set forth on the applicable Title Plant schedule to EXHIBIT B. Without limiting or expanding the foregoing and as a non-contractual commitment, the parties acknowledge that

(i) the objective of these services is to maintain each of the FNF Title Plants in such a manner that it will at all times be current, accurate and accessible, so as to provide an abstract and title evidence plant for the geographic areas covered by the FNF Title Plants, and (ii) the title plant updating and maintenance services being provided by the former Property Insight Divisions of the Companies (the "Divisions") as of the Effective Date are of a nature and quality that satisfies these objectives. For sake of clarification, the parties further acknowledge that, as between PI and the Companies, each of the FNF Title Plants, as so updated by PI, remain exclusively owned by the respective Company.

     (b) Manuals and Training. PI shall produce and maintain detailed documentation designed to enable each Company and its respective employees to understand the nature and content of such Company's Title Plants. This will include creating and maintaining manuals and other documentation setting forth in reasonable detail a description of the nature and content of the databases, indices and other information and materials included in each FNF Title Plant. Such manuals and documentation are the property of PI and shall be returned to it upon termination of PI's obligations to provide the Services under this Agreement, provided that each Company shall be provided with a copy of all manuals and documentation, as updated and maintained to the date of such termination, relating to each of such Company's Title Plants.

     Section 2.02 Additional Obligations of PI in Performing Services.

     (a) Proprietary Systems. The parties acknowledge that in providing the Services described herein, PI may utilize proprietary systems and software, together with methodologies and technologies, developed, owned or licensed by it (the "Proprietary Systems"), to process, store, extract and manipulate the data and information in the FNF Title Plants into a readily accessible and searchable information system. Each of the Companies acknowledges that, unless otherwise provided in this Agreement (including without limitation Section 8.02) or agreed in writing by the parties, such Company has no ownership right, title or interest in the Proprietary Systems, including any and all source code, object code and/or compiled code that may be used in connection with constructing, processing, extracting or manipulating the Company's Title Plants. Nothing in this Section 2.02(a) shall affect any ownership or other right that any Company has in the intellectual property described in Article IV.

     (b) Updated and Replacement Equipment and Systems. PI may, but is not required to, from time to time acquire or develop additional hardware, software or other equipment or systems in connection with the fulfillment of its obligations hereunder. All such acquisitions shall be at the expense of PI and, subject to Section 8.02, such hardware, software or other equipment or systems so acquired shall be owned solely by PI, unless one or more of the Companies has agreed to compensate PI for such acquired property, and no Company will have any ownership rights therein, unless otherwise agreed by the applicable parties. The parties acknowledge that it is contemplated that the parties will discuss and mutually agree on who will provide financial support and funding for the development of any upgraded or advance software or systems and who will be the owner(s) that have rights to use such developments.

     Section 2.03 Obligations and Rights of the Companies.

     (a) Exclusive Use of PI Services. With respect to the Services hereunder that PI will provide to each Company as of the Effective Date, each Company agrees to use PI exclusively for Services for such Company's Title Plants described in EXHIBIT B at all times during the applicable term of this Agreement, subject in all cases to the termination provisions set forth in
Article VIII. To the extent that, after the Effective Date, PI has or acquires the right to update and maintain any other title plant in a geographic location in which a Company is doing business and is receiving title plant updating and maintenance services from any other party (other than PI or a direct subsidiary of such Company), then, so long as the service levels and pricing (including royalties) offered by PI for title plant updating and maintenance services are as good or better than the service levels and pricing in effect with such other party, if requested by PI, such Company agrees to (x) terminate its title plant updating and maintenance contract with such other party at the earliest date permitted without incurring a termination fee or penalty and (y) enter into a contract with PI for the provision of title plant updating and maintenance services (similar to those provided hereunder). Furthermore, each Company agrees that, so long as Services are being provided to it hereunder, to the extent that
(A) such Company determines to enter into a service arrangement with any other party (other than a direct subsidiary of such Company) to update and maintain any other title plants that are currently owned or may hereafter be acquired by the Company, and (B) the service levels and pricing (including royalties) offered by PI for such title plant updating and maintenance services are as good as or better than the service levels and pricing offered by such other party, if requested by PI, such Company agrees to obtain such services from PI exclusively. If the service levels or pricing terms offered by PI for title plant updating and maintenance services for additional title plants pursuant to this Section 2.03(a) are not as good or better than those offered by the other applicable party and if the applicable Company has otherwise complied with the provisions of this Section 2.03(a), then nothing contained herein shall restrict or limit the ability of such Company to enter into any service arrangement with another party to update and maintain such Company's applicable title plants.

     (b) Base Title Plant Provided. Each of the Companies hereby agrees that, on the Effective Date, it will make available to PI, all of the Base Title Plants (as more fully specified in the applicable schedule for such Title Plant included in EXHIBIT B) that comprise each Title Plant owned by such Company as of the Effective Date so that PI will be able to perform the Services to the Companies and similar services to other customers of PI.

     (c) Representations and Warranties Regarding Software and Title Plants. Each of the Companies hereby represents and covenants to PI, as to its Title Plants and Software that:

          (i) The Company owns, or has a license or right to use and sublicense to others, all of its Title Plants and Software, as more specifically identified on the applicable schedule for each Title Plant included in EXHIBIT B, free and clear of all liens, encumbrances and adverse claims. No proceedings are pending or, to the knowledge of the Company, threatened which challenge the rights of the Company with respect to its Title Plants and Software, nor has any person or entity claimed or alleged any rights thereto.

          (ii) All of its Title Plants and Software meet the specifications set forth on EXHIBIT B, and the Company has taken reasonable precautions to assure that the Title Plants and Software, as provided to PI on the Effective Date, are free of viruses or other contaminants that are designed to disable, lock, erase or otherwise interfere with normal use thereof.

          (iii) The Company's use of its Title Plants and Software, including the licenses granted to PI pursuant to Article IV, does not infringe upon any intellectual property rights of any other person or entity.

          (iv) The schedules included in EXHIBIT B accurately describe all of the software, software programs, and software systems that are in use by each Company (directly or indirectly through its respective Division) as of the Effective Date.

     (d) Compliance with Title Plant Access Agreement. The Companies acknowledge that simultaneously herewith, PI has entered into the Title Plant Access Agreement with RMSS, pursuant to which RMSS will obtain access from PI to the updated FNF Title Plants, on behalf of the Companies and other FNF Affiliates. The terms of the access to the FNF Title Plants are set forth in schedules and exhibits to the Title Plant Access Agreement. In connection with such access, and as part of the consideration hereunder, each of the Companies agrees to abide (and to cause RMSS to comply) with the terms of the Title Plant Access Agreement, including the terms and conditions governing access to the FNF Title Plants.

     Section 2.04 Working Committee. Within 10 days following the effectiveness of this Agreement, the parties shall establish a title plant working committee who shall be empowered and authorized to work together to mutually agree to adjust and/or refine (including additions or deletions) the specific services to be provided hereunder, and whose members shall include one representative from each of the parties to this Agreement. The working committee shall meet from time to time as necessitated by the operation of this Agreement.

     Section 2.05 Errors.

     (a) Errors Discovered. Promptly upon the discovery of any error in the information, in whatever form, contained in any FNF Title Plant, each Company shall communicate in writing to PI, setting forth a detailed description of the error and the means of locating the error within the applicable FNF Title Plant and the relevant search system. Upon receipt of such information, PI shall promptly investigate the allegedly erroneous information and upon verification, shall incorporate the correction into the applicable FNF Title Plant(s).

     (b) Liability for Errors. Notwithstanding any provision to the contrary, except in the event of PI's gross negligence or willful misconduct, PI shall have no liability to any Company for any error in any of the information provided in the performance of the Services in connection with any of the FNF Title Plants, including without limitation the ordinary ongoing maintenance of such Company's Title Plants, and the periodic posting and updating title information in the Company's Title Plants, by PI. PI shall have no liability or responsibility to any customer of any Company, or to any person or entity to which such Company may furnish such title information, report, binder, guarantee or policy, by reason of any error in any information furnished by PI hereunder. In the event that any such customer or person shall claim or assert that PI has such liability by reason of any error in the information that PI is required to furnish or has furnished under the terms of this Agreement, the applicable Company shall indemnify and hold PI harmless from and against such claim or demand, including the reasonable costs, expenses, attorneys' fees and actual loss or losses incurred or sustained by reason of such claim or assertion. When such a claim or assertion is made to PI, it shall promptly give notice to the applicable Company, and such Company shall have the right (if it so elects) to provide for the defense of PI in any action or litigation based upon or involving such claim or assertion, by counsel of the Company's choosing and at the Company's expense, and to pursue such litigation to final determination. In such event, the applicable Company shall also have the right, at its sole cost, whether or not any action or litigation shall have resulted, to compromise or settle any such claim on behalf of PI, except to the extent that such compromise or settlement involves terms other than money damages or does not provide for a full release of claims for the benefit of PI.

                                  ARTICLE III.
                             PERFORMANCE OF SERVICES

     Section 3.01 Performance of Services. PI and each of the Companies shall perform their respective obligations hereunder with the same degree of care, skill, and prudence customarily exercised for their own operations. Except as may be specifically noted in the description of services to be performed in connection with a particular Title Plant (including the service level requirements therefor) on it respective schedule to EXHIBIT B, it is understood and agreed that, unless and until otherwise agreed by the applicable Company, the Services provided to each Company will be of a nature and quality reasonably comparable to the Services performed by the Divisions during the fiscal year immediately prior to the execution of this Agreement.

     Section 3.02 Use of Services. The parties agree to perform and use the Services in accordance with all applicable federal, state, and local laws, rules, regulations, and tariffs and in accordance with reasonable conditions, rules, regulations and specifications which are or may be set forth in any manuals, materials, documents, or instructions from the other parties, as applicable. Each party reserves the right to take all actions in order to ensure that the Services are provided in accordance with any applicable laws, rules, regulations, and tariffs.

     Section 3.03 Authority. Each party to this Agreement will retain discretion, control, and management over its respective business, including, without limitation, (i) oversight and management, (ii) formulation and implementation of policy decisions, (iii) supervision of the employment of personnel, and (iv) payment of all financial obligations.

     Section 3.04 Officers and Directors. Nothing herein shall be construed to restrict the officers and directors of PI or any of the Companies in the performance of their respective duties or limit the exercise of their powers as prescribed by law or otherwise.

                                   ARTICLE IV.
                  LICENSE OF TITLE PLANTS AND RELATED SOFTWARE

     Section 4.01 License to Use Title Plant Assets and Software.

     (a) Grant of Title Plant License. In consideration for the Services to be provided by PI to each Company pursuant to this Agreement, each Company hereby grants to PI, a perpetual, irrevocable, non-terminable, transferable, and nonexclusive worldwide license (as to each Company and its Title Plants, the "Title Plant License") to use, exploit, sell services from, sublicense, operate, alter, modify, adapt, distribute, create derivative works from, display, copy (for internal use and for use by third parties who have entered into contracts with PI for access to the FNF Title Plants), and access such Company's Title Plants, (including as updated and compiled through the Services), including without limitation any use in connection with arrangements that may be entered into by PI with other potential users of the Title Plants (including FNF Affiliates as well as entities who may be competitors of the Company) to provide such users with rights to access the applicable Title Plants, provided, however, that in no event shall any such other user be granted any ownership rights in or to any of the FNF Title Plants.

     (b) Grant of Software License. In further consideration for the Services to be provided by PI pursuant to this Agreement, each Company hereby grants to PI, a perpetual, irrevocable, non-terminable, transferable, and nonexclusive worldwide license (as to each Company, its "Software License") to use, reproduce, exploit, sell services from, sublicense, operate, alter, modify, adapt, distribute, create derivative works from, display and access all of the software, software programs, and software systems that are currently used by such Company, either directly or through its Division (including without limitation the software known as "Super Search") (collectively, for each Company, its "Software"), as more fully identified on EXHIBIT B, and including the right to create derivative and advanced works and the right to sublicense use of the Software to other third parties. In addition, in furtherance of the purposes and provisions of this Agreement (including without limitation Article
VIII), each Company hereby grants to each of the other Companies a Software License to use, reproduce, exploit, sell services from, sublicense, operate, alter, modify, adapt, distribute, create derivative works from, display and access all of its Software, and including the right to create derivative and advanced works and the right to sublicense use of the Software to other third parties. All right, title and interest, including copyright, in the derivative works created by or at the direction of PI, as between PI and the Companies, shall be owned by PI.

     Section 4.02 Assignment of Existing Access Agreements. In further consideration of the Services to be provided by PI pursuant to this Agreement, each Company hereby assigns to PI all of such Company's right, title and interests in and to, and all of its obligations to perform, all of the agreements in effect as of the Effective Date pursuant to which the Company has granted access to one or more of its Title Plants to third parties (excluding FNF Affiliates), all of which are listed on the applicable Title Plant schedules to EXHIBIT B. PI hereby agrees to perform the obligations under all such agreements in accordance with the terms and conditions set forth therein, and shall be entitled to all fees, compensation and other payments under these agreements.

     Section 4.03 Royalties.

     (a) Calculation of the Royalty. In consideration for the grant of the Title Plant License and the Software License (collectively the "Licenses"), and subject to the royalty termination provisions set forth in Section 8.02(a)(iii), so long as one or both of the Licenses are effective hereunder or PI is otherwise entitled to access any of the FNF Title Plants or the Software (including during the period pending the effectiveness of a termination under Section 8.02), PI agrees to pay to the Companies a royalty (the "Royalty"), equal to the amounts calculated in accordance with the tiered rate formula set forth on EXHIBIT A, and subject to adjustment as described on EXHIBIT A. Each Company will receive its proportionate share of any Royalty paid, calculated on the basis of the aggregate amount of usage of and access to such Company's Title Plants during the period for which the Royalty was received, with the sharing recalculated each such period. If PI is no longer obligated to provide the Services to a Company hereunder, then (subject to the royalty termination provisions set forth in Section 8.02(a)(iii)) PI shall continue to pay the Royalty to each of the Companies who remains a party to this Agreement as to which PI continues to be obligated to provide the Services, but any Company as to which Services are no longer being performed shall not share in the Royalty as of the date on which the Service obligations terminated.

     (b) Payment of the Royalty. On or before the 25th day of each calendar month, PI shall pay to each Company its pro rata share of the Royalty, calculated in accordance with EXHIBIT A for the immediately preceding calendar month, provided, that, as more fully described in EXHIBIT A, the aggregate amount of the Royalty due and paid in each fiscal year shall be re-calculated and confirmed at the end of such fiscal year, with each of the applicable parties making additional payments or refunds as required in accordance with the annual re-calculation numbers. All payments hereunder shall be in immediately available funds in lawful US currency. Each Company shall provide PI with wire transfer or other payment instructions for its share of the Royalty.

     Section 4.04 Limitation of License. The parties acknowledge that, as to each of the Title Plants and the Software, no right of ownership therein is transferred to PI by the terms of this Agreement, other than with regard to certain possible derivative works as expressly set forth in Section 4.01. Except as otherwise contemplated in Section 4.01, as between the parties hereto, each applicable Company retains ownership of and all rights of any kind whatsoever in its respective Title Plants and Software, including without limitation, rights in data structures, data, written documentation, and all other attributes of any kind, whether such rights are granted by the law of the United States or any state in the United States, including common law, the law of any other national or international jurisdiction, or by international treaty or convention.

                                   ARTICLE V.
                                 CONFIDENTIALITY

     Section 5.01 Each party hereto may from time to time be provided with or have access to information that is confidential and proprietary to the other parties hereto. Accordingly, each party agrees that (i) it will not reveal such information or any of it, that is not otherwise generally available to the public, to a third party without the prior written consent of the other applicable party, except as may be permitted by the grant of the sublicensing rights described above or as required by law or as necessary to perform obligations or enforce rights hereunder; (ii) that such information will be distributed only to those of its own employees and officers and agents who have a reasonable need for it in order to carry out the purposes of and exercise its rights under this Agreement; (iii) that such information will not be used in any manner except for the purpose provided; and (iv) that upon termination of this Agreement, all documents containing such confidential or proprietary information upon request will be returned promptly to the party to which such information belongs. Each party shall take such steps as are reasonably necessary to protect the confidential or proprietary information of the others. For purposes hereof, confidential or proprietary information shall include, among other things, customer lists and other customer information, and financial, technical, and business information relating to one party and provided by such party to the others, including without limitation any of the FNF Title Plants, and the Proprietary Systems.

                                   ARTICLE VI.
                             RELATIONSHIP OF PARTIES

     Section 6.01 Independent Contractors. Each of the parties hereto is an independent contractor acting for its own account and is not authorized to make any commitment or representation on the other's behalf unless authorized in writing.

     Section 6.02 Competition. None of the parties shall have a duty to any other party to refrain from engaging in the business of providing services similar or identical to the business of the other parties, nor shall any of the parties have a duty to any other party to refrain from engaging in the business of providing services similar or identical to the Services hereunder to third parties, provided in all cases that nothing herein shall permit any of the Companies (i) to create or maintain a business or entity, a significant portion of whose business is the updating and maintenance of title plants for non-affiliated parties, in competition with PI, or (ii) to enter into a contract to receive title plant updating and maintenance services from any third party unless the applicable Company(s) first have complied with the provisions of
Section 2.03(a). Notwithstanding the foregoing, the parties acknowledge that, as of the date of this Agreement, some or all of the Companies currently undertake and perform title plant updating and maintenance services for themselves and for others, and nothing herein is intended to preclude or restrict the on-going provision of such services.

     Section 6.03 Three-Year Renegotiation. Notwithstanding any other provision contained herein, including without limitation the provisions of Article VIII, the parties agree that on the third anniversary of the effective date of this Agreement, and on every three-year anniversary subsequent thereto, at the request of any party to this Agreement (the "Requesting Party"), the other parties shall be available to each other to discuss the renegotiation of any term or provision of this Agreement that, during the preceding three-year period, has created a hardship on the Requesting Party (or any other party hereto) or is otherwise not reasonably workable under such party's strategic business plan or operational procedures. Any Requesting Party who wishes to avail itself of the renegotiation option contemplated by this Section shall provide all other parties hereto with written notice (a "Renegotiation Notice"), setting forth the nature of the hardship or grievance about which the Requesting Party is concerned, and providing sufficient detail so that the parties receiving the notice can consider the Requesting Party's issues and develop possible solutions. For a period of 30 days after receipt of a

Renegotiation Notice, a senior decision-making officer or other representative of each party shall be available, upon reasonable notice, to participate in renegotiation discussions with the other parties regarding the issues described in the Renegotiation Notice. Each of the parties agrees to give good faith consideration to all proposals put forth to relieve the hardship or otherwise address the issues. If the parties fail to reach any further agreements regarding the hardships and issues described in the Renegotiation Notice, then the terms of this Agreement shall continue in full force and effect as provided herein.

                                  ARTICLE VII.
                     DISCLAIMER AND LIMITATIONS OF LIABILITY

     Section 7.01 Limitations of Liability. THE LIABILITY OF ANY PARTY FOR A CLAIM ASSERTED BY ANY OTHER PARTY BASED ON A BREACH OF ANY COVENANT UNDER, AGREEMENT IN, OR UNDERTAKING REQUIRED BY, THIS AGREEMENT SHALL NOT EXCEED, IN THE AGGREGATE, AN AMOUNT EQUAL TO THE "MAXIMUM LIABILITY AMOUNT" (AS HEREINAFTER DEFINED) CALCULATED FOR THE FISCAL YEAR (SUBJECT TO THE LAST TWO SENTENCES OF THIS SECTION) IMMEDIATELY PRIOR TO THE YEAR IN WHICH SUCH LIABILITY ARISES; PROVIDED THAT THE MAXIMUM LIABILITY AMOUNT SHALL NOT BE APPLICABLE IN RESPECT OF ANY CLAIMS BASED ON A PARTY'S (i) GROSS NEGLIGENCE, (ii) WILLFUL MISCONDUCT,
(iii) IMPROPER USE OR DISCLOSURE OF CONFIDENTIAL INFORMATION, (iv) VIOLATIONS OF LAW, OR (v) INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF A PERSON OR ENTITY WHO IS NOT A PARTY HERETO OR THE SUBSIDIARY OF A PARTY HERETO. For purposes hereof, "Maximum Liability Amount" means, for any fiscal year, the amount equal to 1.25% of PI's annual gross revenues that are attributable to the use of the FNF Title Plants and/or use of the Software, as determined in accordance with generally accepted accounting principles consistently applied throughout the applicable period. In the event that liability hereunder shall arise during the first 2 calendar years of the effectiveness of this Agreement (i.e., arising any time prior to December 31, 2005 ), for purposes of calculating the Maximum Liability Amount, the amount of PI's annual gross revenues shall be equal to the product of (x) the average monthly gross revenues that are attributable to the use of the FNF Title Plants and/or use of the Software for the entire period immediately prior to the date on which such liability arises, multiplied by (y)
12. Without limiting and subject to the foregoing and to Section 7.02, the parties acknowledge that if the obligation to provide Services under this Agreement is terminated pursuant to Sections 8.01(c), (e) or (h), then PI shall be liable for compensatory damages in an amount equal to the actual increased marginal costs incurred by the Companies in obtaining updated title plant information from the FNF Title Plants.

     Section 7.02 Disclaimer of Liability. NONE OF THE PARTIES HERETO SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION OR OTHER PECUNIARY LOSSES, OR DAMAGES ARISING OUT OF LITIGATION OR GOVERNMENTAL INVESTIGATION, OR ARISING FROM THIS AGREEMENT OR THE USE OR INABILITY TO USE ANY OF THE TITLE PLANTS, EVEN IF ADVISED OF THE POSSIBILITY THEREOF, WHETHER FORESEEN OR

UNFORESEEN, FORESEEABLE OR UNFORESEEABLE. THE FOREGOING LIMITATIONS OF LIABILITY SHALL APPLY REGARDLESS OF THE CAUSE OF ACTION UNDER WHICH SUCH DAMAGES ARE SOUGHT, INCLUDING, WITHOUT LIMITATION, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY, OR OTHER TORT.

                                  ARTICLE VIII.
                              TERM AND TERMINATION

     Section 8.01 Termination. Subject to the provisions of Section 6.03, the obligation to provide Services under this Agreement may be terminated by any of the following means (it being understood that, notwithstanding any termination of the obligation to provide the Services, the Licenses may be terminated only as provided in Section 8.02):

     (a) at any time by mutual agreement of the parties hereto, in which event the obligation to provide Services under this Agreement shall terminate as of the date specified by the parties;

     (b) as to each Company, at any time by PI, if such Company breaches any material warranty or fails to perform any material obligation hereunder, and such breach is not remedied within 30 days after written notice thereof to such Company that is in default, in which event as to such Company the obligation to provide Services under this Agreement shall terminate on the 20th business day following the expiration of such 30-day cure period; provided that if the breach or default is of a nature that it cannot reasonably be cured within a 30-day period and the breaching Company is actively pursuing a cure in good faith, then no default shall be deemed to have occurred so long as the default is cured as promptly as reasonably possible and in any event prior to the first anniversary of the occurrence of such default; and provided, further, that the termination of the obligation to provide Services under this Agreement as to such Company shall not affect the effectiveness of this Agreement to the obligations of PI to the other Companies nor the obligations of the other Companies (other than the defaulting Company) to PI;

     (c) as to PI, at any time by any Company, if PI breaches any material warranty or fails to perform any material Service obligation owing hereunder to such Company, and such breach is not remedied within 30 days after written notice thereof to PI, in which event the obligation to provide Services to such Company under this Agreement shall terminate on the 20th business day following the expiration of such 30-day cure period; provided that if the breach or default is of a nature that it cannot reasonably be cured within a 30-day period and PI is actively pursuing a cure in good faith, then no default shall be deemed to have occurred so long as the default is cured as promptly as reasonably possible and in any event prior to the first anniversary of the occurrence of such default; and provided, further, that the termination of the obligation to provide Services under this Agreement as to such Company shall not affect the effectiveness of this Agreement to the obligations of PI to the other Companies nor the obligations of the other Companies (other than the terminating Company) to PI;

     (d) as to each Company, at any time by PI, if such Company shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due, or shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property or assets, (2) make a general assignment for the benefit of its creditors, (3) commence a voluntary case under the federal Bankruptcy Code, (4) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (5) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (6) take any company action for the purpose of effecting any of the foregoing, in which event as to such Company the obligation to provide Services under this Agreement shall terminate immediately; provided that the termination of the obligation to provide Services under this Agreement as to such Company shall not affect the effectiveness of this Agreement to the obligations of PI to the other Companies nor the obligations of the other Companies (other than the terminating Company) to PI;

     (e) as to PI, at any time by any Company, if PI shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due, or shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property or assets, (2) make a general assignment for the benefit of its creditors, (3) commence a voluntary case under the federal Bankruptcy Code, (4) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts,
(5) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (6) take any company action for the purpose of effecting any of the foregoing, in which event as to such Company the obligation to provide Services under this Agreement shall terminate immediately; provided that the termination of the obligation to provide Services under this Agreement as to such Company shall not affect the effectiveness of this Agreement to the obligations of PI to the other Companies nor the obligations of the other Companies (other than the terminating Company) to PI;

     (f) as to each Company, on or after the 5th anniversary of the Effective Date, by PI, upon 5 years' prior written notice to such Company; provided that the termination of the obligation to provide Services under this Agreement as to such Company shall not affect the effectiveness of this Agreement to the obligations of PI to the other Companies nor the obligations of the other Companies (other than the defaulting Company) to PI;

     (g) as to PI, on or after the 5th anniversary of the Effective Date, by any Company, upon 5 years' prior written notice to PI, provided that the termination of the obligation to provide Services under this Agreement as to such Company shall not affect the effectiveness of this Agreement to the obligations of PI to the other Companies nor the obligations of the other Companies (other than the terminating Company) to PI;

     (h) as to PI, at any time by any Company if there has been a change in control of PI; it being understood, that for purposes of this provision, "change of control" means a reorganization, merger, share (or LLC ownership interest) exchange or consolidation, or sale or other disposition of more than 50% of the LLC ownership interests in, or all or substantially all of the assets or business of, PI, other than a transaction in which no person or entity, other than FNIS or an entity controlled by FNIS, will have beneficial ownership, directly or indirectly, of

50% or more of the LLC ownership interests of PI or of the power to appoint the LLC manager(s) or vote in the election of directors; or

     (i) as to any Company, upon 6 months prior written notice by such Company to PI if there has been a change in control of the Company; it being understood, that for purposes of this provision, "change of control" of a Company means a reorganization, merger, share exchange or consolidation, or sale or other disposition of more than 50% of the voting capital stock in, or all or substantially all of the assets or business of, such Company, other than a transaction in which no person or entity, other than FNF or an entity controlled by FNF, will have beneficial ownership, directly or indirectly, of 50% or more of the voting capital stock of PI or of the power to vote the election of directors.

     Section 8.02 Effect of Termination.

     (a) Services and Licenses. Upon termination of the obligation to provide Services to any particular Company or as to PI under this Agreement pursuant to
Section 8.01 (the date on which the termination of the obligation to provide Services under this Agreement is effective being the "Service Termination Date"), then:

          (i) the obligations of each applicable terminating or terminated party hereunder (except to the extent set forth in Section 8.03) shall immediately cease; and

          (ii) if the termination is pursuant to Sections 8.01 (c), (e), (f) or
     (h), then, with respect to the terminating Company(s), the applicable Licenses granted to, and the rights to grant sublicenses and access to the applicable FNF Title Plants and the Software by, PI from the terminating Company(s) pursuant to Article IV shall terminate, effective as of the date of the latest expiration date of the third party contracts entered into by PI for title plant access to any of the applicable FNF Title Plants, provided that in no event shall the date for the termination of the applicable Licenses hereunder be later that the 5th anniversary of the Service Termination Date, and provided, further, that, notwithstanding the Service Termination Date, Royalty payments in accordance with Section 4.03 for the access to and use of the applicable FNF Title Plants and Software shall continue to be due and owing from PI until the date on which the applicable Licenses are fully terminated and PI is no longer entitled to use or access any of the applicable FNF Title Plants or Software; it being understood that after the Service Termination Date, PI shall not enter into any additional third party contracts for title plant access to any of the applicable FNF Title Plants nor shall PI extend or renew any such third party contract even if such extension or renewal would expire prior to the latest expiration date referred to above and the 5th anniversary of the Service Termination Date. So long as the obligation to provide Services to any Company under this Agreement has not been terminated pursuant to Sections 8.01 (c), (e), (f) or (h), then the Licenses granted, and the rights to grant sublicenses, to PI from such Company pursuant to Article IV shall continue to be in full force and effect and, except as provided in this Article VIII, be perpetual, non-terminable, and irrevocable; and

          (iii) if the termination is pursuant to Sections 8.01(b), (d), (g) or
     (i), then, as to each Company as to which such termination is effective,
     (A) the Licenses granted to, and
     the rights to grant sublicenses and access to the FNF Title Plants and the Software by, PI pursuant to Article IV shall thereafter be perpetual, non-terminable, irrevocable and fully-paid, effective as of the Service Termination Date, (B) PI shall be entitled to retain a copy of the FNF Title Plants, as updated and maintained to the Service Termination Date, and (C) PI shall have no further obligation to pay any additional Royalty to such terminating or terminated Company as of the Service Termination Date. Without limiting the foregoing, it is understood by the parties that after the Service Termination Date, PI shall be permitted to enter into third party contracts for title plant access to any of the FNF Title Plants and to extend or renew existing contracts, in each case, without payment of any Royalties to the Companies; and

          (iv) if the termination is pursuant to Section 8.01 (a), then the Licenses granted to, and the rights to grant sublicenses and access to the FNF Title Plants and the Software by, PI pursuant to Article IV shall be effective or shall terminate as per the agreement of the parties in connection with such termination.

     (b) Return of Title Plants and Software; Licensed of New Software. If the obligation to provide Services under this Agreement has been terminated then, within 2 business days of the date on which such termination is effective:

          (i) Return of Title Plants and Software. PI shall make available to each Company for which Services are being terminated (A) an original copy of each of the FNF Title Plants owned by such Company, as updated and maintained to the date of termination, in a generally-accessible format or system that will permit the Company who owns such Title Plant to easily use and access the applicable Title Plant, together with such Company's Software, and (B) an original copy of each of the Title Plants owned by such Company, as updated and maintained to the date of termination, in the form and format utilized in PI's normal course of business, together with such Company's Software and a copy of all of the software, software programs and software systems that are necessary or appropriate to permit the Company to use and access its Title Plants (the "New Software"), including an irrevocable, non-terminable, transferable, non-exclusive and royalty-free worldwide license to use, reproduce, exploit, sell services from, sublicense, operate, alter, modify, adapt, distribute, create derivative works from, display and access the New Software, in each case effective from the date on which the New Software is delivered to such Company; provided that (x) if the termination is pursuant to Sections 8.01
     (c), (e), (f) or (h), then such license to use and access the New Software shall be perpetual, (y) if the termination is pursuant to Sections 8.01(b),
     (d), (g) or (i), then such license to use and access the New Software shall be effective for a one year period, and (z) if the termination is pursuant to Section 8.01(a), then such license to use and access the New Software shall be effective for that period mutually agreed among the parties; and

          (ii) License of Upgraded Software. Except as otherwise provided in
     Section 8.02(b)(i), if either PI, on the one hand, or the Companies, on the other, is the owner of, or has other licensable rights (including the right to transfer or sublicense) to, the software and systems used to update, manage, maintain and access each of the FNF Title Plants (the "Upgraded Software"), then, effective as of the date on which the termination is effective, either (A) if PI is the party who is the owner of, or has other licensable rights (including the right to transfer or sublicense) to, the Upgraded Software and the termination is pursuant to Sections 8.01 (c),
     (e), (f) or (h), then PI shall grant to the Companies a perpetual, irrevocable, non-terminable, transferable, and nonexclusive royalty-free worldwide license to use, reproduce, exploit, sell services from, sublicense, operate, alter, modify, adapt, distribute, create derivative works from, display and access the Upgraded Software; or (B) if one or more of the Companies is the party(s) who is the owner of, or has other licensable rights (including the right to transfer or sublicense) to, the Upgraded Software and the termination is pursuant to Sections 8.01(b), (d),
     (g) or (i), then the applicable Company(s) shall grant to PI a perpetual, irrevocable, non-terminable, transferable, and nonexclusive royalty-free worldwide license to use, reproduce, exploit, sell services from, sublicense, operate, alter, modify, adapt, distribute, create derivative works from, display and access the Upgraded Software; it being understood that (x) if PI is the party who is the owner of, or has other licensable rights (including the right to transfer or sublicense) to, the Upgraded Software and the termination is pursuant to Sections 8.01(b), (d), (g) or
     (i), then PI shall have no obligation to provide the Companies with any license or copy of, or use or access to, the Upgraded Software, and (y) if one or more of the Companies is the party(s) who is the owner of, or has other licensable rights (including the right to transfer or sublicense) to, the Upgraded Software and the termination is pursuant to Sections 8.01 (c),
     (e), (f) or (h), then the applicable Company(s) shall have no obligation to provide PI with any license or copy of, or use or access to, the Upgraded Software. If required to license the Upgraded Software pursuant to this
     Section 8.02(b)(ii), then the applicable party agrees to make available to the other(s) a copy of the Upgraded Software, together with instructions on its use and maintenance and, if reasonably requested, training and other assistance in learning to use the Upgraded Software. If PI, on the one hand, or one or more of the Companies, on the other, has rights from third parties to use and access the software and systems used to update, manage, maintain and access each of the FNF Title Plants, which rights are not transferable or may not be sublicensed, then upon termination the applicable party will cooperate with the other(s) in an effort to obtain rights in and to such software and systems from the third party owners.

     Section 8.03 Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Section 2.05(b) (Liability for Errors), Article IV (License of Title Plants and Related Software), Article V (Confidentiality),
Article VII (Disclaimer and Limitations of Liability) and this Article VIII (Term and Termination) shall survive the expiration or termination of this Agreement. In addition, termination of this Agreement as to any particular Company shall not affect the effectiveness and continuation of this Agreement as to the non-terminating and non-terminated Companies.

                                   ARTICLE IX.
                               DISPUTE RESOLUTION

     Section 9.01 Amicable Resolution. The parties mutually desire that friendly collaboration will continue between them. Accordingly, they will try to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (a "Dispute") between the parties in connection with this Agreement (including, without limitation, any use of the Licenses or the termination of the licenses granted hereby), then the Dispute, upon written request of any party, will be referred for resolution to the applicable Division Presidents of the parties, who will have ten (10) days to resolve such Dispute.

     Section 9.02 Mediation. In the event any Dispute cannot be resolved in a friendly manner as set forth in Section 9.01, the parties intend that such Dispute be resolved by mediation. If the Division Presidents of the parties are unable to resolve the Dispute as contemplated by Section 9.01, any party may demand mediation of the Dispute by written notice to the other parties in which case PI, on the one hand, and the Companies, on the other, will select a single mediator within ten (10) days after the demand. No party may unreasonably withhold consent to the selection of the mediator. Each party will bear its own costs of mediation but the parties will share the costs of the mediator 50/50 between PI, on the one hand, and the Companies, on the other. The mediator will have twenty (20) days from the date of referral to resolve any Dispute.

     Section 9.03 Arbitration. In the event that the Dispute is not resolved pursuant to Section 9.01 or through mediation pursuant to Section 9.02, the latter within thirty (30) days of the submission of the Dispute to mediation, any party involved in the Dispute may submit the dispute to binding arbitration pursuant to this Section 9.03. All Disputes submitted to arbitration pursuant to this Section 9.03 shall be resolved in accordance with the Commercial Arbitration Rules of the American Arbitration Association, unless the parties involved mutually agree to utilize an alternate set of rules, in which event all references herein to the American Arbitration Association shall be deemed modified accordingly. Expedited rules shall apply regardless of the amount at issue. Arbitration proceedings hereunder may be initiated by any party making a written request to the American Arbitration Association, together with any appropriate filing fee, at the office of the American Arbitration Association in Orlando, Florida. All arbitration proceedings shall be held in the city of Jacksonville, Florida in a location to be specified by the arbitrators (or any place agreed to by the parties and the arbitrators). The arbitration shall be by a single qualified arbitrator experienced in the matters at issue, such arbitrator to be mutually agreed upon by the parties. If the parties fail to agree on an arbitrator thirty (30) days after notice of commencement of arbitration, the American Arbitration Association shall, upon the request of any party to the dispute or difference, appoint the arbitrator. Any order or determination of the arbitral tribunal shall be final and binding upon the parties to the arbitration as to matters submitted and may be enforced by any party to the Dispute in any court having jurisdiction over the subject matter or over any of the parties. All costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorneys' fees) shall be borne by the party incurring such costs. The use of any alternative dispute resolution procedures hereunder will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of any party.

     Section 9.04 Commencement of Dispute Resolution Procedure. Notwithstanding anything to the contrary in this Agreement, the parties are entitled to commence a dispute resolution procedure under this Agreement, whether pursuant to this
Article IX or otherwise.

                                   ARTICLE X.
                                  MISCELLANEOUS

     Section 10.01 Non-Exclusive Remedy. The parties acknowledge and agree that money damages would not be a sufficient remedy for any breach of this Agreement by any party or misuse of the FNF Title Plants or the Software or any confidential information of any party. Accordingly, nothing in Article IX or this Article X will prevent any party from immediately seeking injunctive or interim relief in such event. All actions for such injunctive or interim relief shall be brought in a court of competent jurisdiction. In addition, the rights and remedies of the parties provided in this Agreement shall not be exclusive and are in addition to any other rights and remedies provided at law or in equity.

     Section 10.02 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. None of the parties may assign its respective rights and obligations under this Agreement to any other person or entity without the prior written consent of the other parties hereto, and in any event such assignment shall be subject to the prior approval of the Missouri Department of Insurance so long as PI and the Companies are "affiliates" as defined in section 382.010 of the Missouri Statutes. Except as expressly provided in this Agreement, the parties hereto intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

     Section 10.03 No Agency. Nothing in this Agreement shall be construed as making any party the agent of the others or as creating a partnership, joint venture or similar arrangement. As among the parties, each party shall be responsible for the payment of compensation to its employees and those of its subsidiaries, for any injury to them in the course of their employment, and for withholding or payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws with respect to such persons.

     Section 10.04 Notices. All notices and other communications required or permitted hereunder shall be in writing (including telefax) and shall be delivered personally, delivered by facsimile transmission (with confirmation of receipt immediately thereafter by telephone), sent by nationally recognized overnight courier (marked for overnight delivery), addressed to the parties at the address appearing on the first page of this Agreement or to such other address as may be hereafter designated in writing hereunder by the respective parties. Each party shall promptly advise the other in writing of any change of address.

     Section 10.05 Severability. If any provision of this Agreement is held illegal or unenforceable by any court of competent jurisdiction, such provision shall be deemed separable from the remaining provisions of this Agreement and shall not affect or impair the validity or enforceability of the remaining provisions of this Agreement. The parties hereto agree to replace any such illegal or unenforceable provision that has the most nearly similar permissible economic or other effect.

     Section 10.06 Governing Law. This Agreement shall be governed by the laws of the State of California, without regard to its conflicts of law principles.

     Section 10.07 No Waiver. The failure of any party to enforce, in any one or more instances, any of the terms or conditions of the Agreement shall not be construed as a waiver of the future performance of any such term or condition.

     Section 10.08 Force Majeure. No party shall be liable for its failure to perform any of its obligations hereunder during any period in which such performance is directly delayed by the occurrence of events beyond the control of the failing party such as fire, explosion, flood, storm or the acts of God, war, acts of terrorism, embargo, riot, or the intervention of any government authority, provided that the party suffering the delay immediately notifies the other parties of the delay.

     Section 10.09 Entire Agreement; Amendment. This Agreement constitutes the entire agreement among the parties concerning the subject matter hereof and supersedes all prior oral and written understandings and agreements between the parties relating hereto. This Agreement may not be modified except in a writing signed by the authorized representatives of the parties hereto, and any such modification shall be subject to the prior approval of the Missouri Department of Insurance so long as PI and the Companies are "affiliates" as defined in section 382.010 of the Missouri Statutes.

     Section 10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     Section 10.11 Title 11. Each of the licenses granted hereunder are, for all purposes of Section 365(n) of Title 11 of the United States Code ("Title 11") and to the fullest extent permitted by law, a license of rights to "intellectual property" as defined in Title 11. All parties agree that the licensee of any rights under this Agreement shall retain and may fully exercise all of its applicable rights and elections under Title 11.

     Section 10.12 Effective Date. This Agreement shall be effective as of business day (the "Effective Date") following the day on which (i) all insurance regulatory approvals that are required are received and (ii) the prior notice period applicable to all filings made to applicable title insurance regulators has expired or been terminated or waived (by action of the regulator or otherwise).

     IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date first above written.

                                        PROPERTY INSIGHT, LLC


                                        By /s/ Michael L. Gravelle
                                           -------------------------------------
                                        Name: Michael L. Gravelle
                                        Title: Senior Vice President


                                        CHICAGO TITLE INSURANCE COMPANY


                                        By /s/ Raymond R. Quirk
                                           -------------------------------------
                                        Name: Raymond R. Quirk
                                        Title: President


                                        SECURITY UNION TITLE INSURANCE COMPANY


                                        By /s/ Raymond R. Quirk
                                           -------------------------------------
                                        Name: Raymond R. Quirk
                                        Title: President


                                        TICOR TITLE INSURANCE COMPANY


                                        By /s/ Raymond R. Quirk
                                           -------------------------------------
                                        Name: Raymond R. Quirk
                                        Title: President